HIFN, INC.

Offer to Exchange Certain Outstanding Options for New Options (the “Offer to Exchange”)

The offer and withdrawal rights expire at 5:00 p.m., Pacific Standard Time, on December 14,
2001 unless the offer is extended.

     hi/fn, Inc. (“Hifn”) is offering eligible employees the opportunity to exchange certain outstanding options to purchase shares of Hifn common stock for new options which we will grant under either the Hifn, Inc. Amended and Restated 1996 Equity Incentive Plan (the “1996 Plan”) or the Hifn, Inc. 2001 Nonstatutory Stock Option Plan (the “2001 Plan”). We are making the offer upon the terms and conditions described in (i) this Offer to Exchange (the “Offer to Exchange”); (ii) the related memorandum from Chris Kenber dated November 15, 2001; (iii) the Election Form; and (iv) the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the “offer” or “program”).

     The number of shares subject to the new options to be granted pursuant to this offer will be determined according to the grant date of the tendered options accepted for exchange. Subject to any adjustments for stock splits, stock dividends and similar events (and rounded down to the nearest whole number), the exchange ratios will be as follows: (i) an old option to purchase three (3) shares of Hifn common stock granted from January 28, 1999 to January 14, 2000 will be replaced with a new option to purchase two (2) shares of Hifn common stock; (ii) an old option to purchase four (4) shares of Hifn common stock granted from January 15, 2000 to January 8, 2001 will be replaced with a new option to purchase three (3) shares of Hifn common stock; and (iii) an old option granted within six months of the date of this offer, November 15, 2001 (the “Offer Date”), will be replaced with a new option to purchase the same number of shares of Hifn common stock covered by the old option tendered and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on the first business day which is six (6) months and one (1) day after the date we cancel the options accepted for exchange.

     You may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. Only options granted from January 28, 1999 to January 8, 2001 are eligible for exchange. However, if you choose to tender any options for exchange, you are required to also tender all options granted within six (6) months prior to the Offer Date, even though these options are not otherwise eligible for exchange. All tendered options accepted by us through the offer will be cancelled promptly after 5:00 p.m. Pacific Standard Time on the date the offer ends. The offer is currently scheduled to expire at 5:00 p.m. Pacific Standard Time on December 14, 2001 (the “Expiration Date”) and we expect to cancel options on December 17, 2001, which is the first business day following the Expiration Date (the “Cancellation Date”).

     If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six (6) month period prior to the Offer Date, even though those options were granted after January 8, 2001. Since we currently expect to cancel all tendered options on December 17, 2001, this means that if you participate in the offer, you will be required to tender all options granted to you since May 15, 2001.

     The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

     You may participate in the offer if you are an employee of Hifn, Inc. or our subsidiary who resides or works in the United States. In order to receive a new option pursuant to this offer, you must continue to be an employee as of the date on which the new options are granted, which will be at least six (6) months and one (1) day after the Cancellation Date.

     If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under either the 1996 Plan or the 2001 Plan.

     The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant. If, however, prior to the date of grant of the new options Hifn enters into a merger or stock acquisition whereby Hifn is acquired by another company, then the new stock options you receive could be for the purchase of the acquirer’s stock (as opposed to Hifn’s), with an exercise price equal to the fair market value of such acquirer’s stock on the date the new option is granted. Even upon the happening of such events, the date the new option is granted will remain a date which is at least six (6) months and one (1) day after the Cancellation Date. We expect the date of grant of the new options to be June 18, 2002.

     Upon the happening of a merger or stock acquisition whereby Hifn is acquired by another company, the number of shares subject to your new option would be adjusted so that the number of shares subject to the new option you receive would be equal to the number of our shares you would have been entitled to under this offer, multiplied by the exchange ratio that was used in the merger or acquisition.

     Each new option granted will vest in accordance with the vesting schedule of the cancelled options. Each new option granted will vest as follows:

•	any shares that were fully vested on the Cancellation Date will be fully vested,

•	all unvested options on the Cancellation Date that would have been fully vested on the date the new options are granted (at least six (6) months and one (1) day from the Cancellation Date) will be fully vested, and

•	all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

•	An employee cancels an option that is 20/48th vested at the time of cancellation.

•	The new grant occurs six (6) months and one (1) day after cancellation.

•	The replacement option will be 26/48th (plus one (1) day) vested at the time of grant.

     Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

     Shares of Hifn common stock are traded on the Nasdaq National Market under the symbol “HIFN.” On November 12, 2001, the closing price of our common stock reported on the Nasdaq National Market was $15.43 per share.

     We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

     This Offer to Exchange has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any State Securities Commission nor has the SEC or any State Securities Commission passed upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

     You should direct questions about the offer or requests for assistance or for additional copies of this Offer to Exchange, the memorandum from Chris Kenber dated November 15, 2001, the Election Form and the Notice to Withdraw from the Offer, to Joanne Endow at Hifn, Inc., 750 University Avenue, Los Gatos, CA 95032 (telephone: (408) 399-3632).

IMPORTANT

     If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Joanne Endow at fax number (408) 399-3509 on or before 5:00 p.m. on December 14, 2001.

     We are not making the offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the offer. You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this document and in the related memorandum from Chris Kenber dated November 15, 2001, the Election Form and the Notice to Withdraw from the Offer. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

-i-

SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying memorandum from Chris Kenber dated November 15, 2001, the Election Form and the Notice to Withdraw from the Offer because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the accompanying memorandum from Chris Kenber dated November 15, 2001, the Election Form and the Notice to Withdraw from the Offer. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

What securities are Hifn offering to exchange?

     We are offering to exchange all outstanding, unexercised options to purchase shares of common stock of Hifn, Inc. (“Hifn”) that were granted from January 28, 1999 to January 8, 2001 held by eligible employees and which were issued under the 1996 Plan, the Apptitude, Inc. 1995 Stock Option Plan (the “Apptitude Plan”) and the 2001 Plan, in return for new options we will grant under the 1996 Plan or the 2001 Plan. Options to purchase common stock of Hifn granted prior to or after the period from January 28, 1999 to January 8, 2001 are not eligible to participate in the offer, except that if you participate in the offer, then all options received since May 15, 2001 must be tendered, even though the option was granted outside of the eligible period for tendering. (Page 15)

Who is eligible to participate?

     Employees are eligible to participate if they are employees of Hifn or of Hifn’s subsidiary as of the date the offer commences and remain employees through the date on which the tendered options are cancelled, but only if they live or work in the United States. In order to receive a new option, you must remain an employee as of the date the new options are granted, which will be at least six (6) months and one (1) day after the Cancellation Date. If Hifn does not extend the offer, the new options will be granted on June 18, 2002. (Page 15)

Are employees outside the United States eligible to participate?

     No. Only employees who live or work in the United States are eligible to participate.

Why is Hifn making the offer?

     We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize stockholder value. (Page 19)

What are the conditions to the offer?

     The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions are described in Section 7 of this Offer to Exchange. (Page 24)

Are there any eligibility requirements that I must satisfy after the expiration date of the offer to receive the new options?

     To receive a grant of new options through the offer and under the terms of the 1996 Plan or the 2001 Plan, you must continue to be employed by Hifn or its subsidiary as of the date the new options are granted.

     As discussed below, subject to the terms of this offer, we will grant the new options on the first business day which is at least six (6) months and one (1) day after the date we cancel the options accepted for exchange. We expect that we will grant the new options on June 18, 2002. If, for any reason, you do not remain an employee of Hifn or its subsidiary through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange and subsequently cancelled. You are reminded that unless expressly provided in your employment agreement, your employment with Hifn remains “at will” and can be terminated by you or Hifn at any time, with or without cause or notice. (Page 17)

How many new options will I receive in exchange for my tendered options?

     If you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options as outlined below. Subject to any adjustments for stock splits, stock dividends and similar events (and rounded down to the nearest whole number), the exchange ratios will be as follows: (i) an old option to purchase three (3) shares of Hifn common stock granted from January 28, 1999 to January 14, 2000 will be replaced with a new option to purchase two (2) shares of Hifn common stock; (ii) an old option to purchase four (4) shares of Hifn common stock granted from January 15, 2000 to January 8, 2001 will be replaced with a new option to purchase three (3) shares of Hifn common stock; and (iii) an old option granted within six months of the Offer Date (which is required to be exchanged because an optionee tendered eligible old options in this offer) will be replaced with a new option to purchase the same number of shares of Hifn common stock as could be purchased under the old options tendered and accepted for exchange. If, however, prior to the date of grant of the new options Hifn enters into a merger or stock acquisition whereby Hifn is acquired by another company, then the new stock options you receive could be for the purchase of the acquirer’s stock (as opposed to Hifn’s), and the number of shares would be adjusted. For example, if we were acquired by means of a merger, you would receive an option to purchase the number of shares that you would have been entitled to receive under this offer, multiplied by the exchange ratio that was used in the merger. New options will be granted under our 1996 Plan or our

2001 Plan, unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and us. You must execute the new option agreement before receiving new options. (Page 17)

When will I receive my new options?

     We will grant the new options on the first business day which is at least six (6) months and one (1) day after the date we cancel the options accepted for exchange (the “New Option Grant Date”). Under no circumstances will we grant the new options prior to the first business day which is at least six (6) months and (1) day after the date we cancel the options accepted for exchange. If we cancel tendered options on December 17, 2001, which is the scheduled Cancellation Date of the options (the first business day following the expiration date of the offer), the new options will be granted on June 18, 2002. You must continue to be an employee on the date we are granting the new options in order to be eligible to receive them. (Page 22)

Why won’t I receive my new options immediately after the expiration date of the offer?

     If we were to grant the new options on any date which is earlier than six (6) months and one (1) day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company’s stock price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six (6) months and one (1) day, we believe we will not have to treat the new options as variable awards.

If I tender options in the offer, will I be eligible to receive other option grants before I receive my new options?

     No. If we accept options you tender in the offer, you can not receive any other option grants before you receive your new options. We will defer until the grant date for your new options the grant of other options, such as annual, bonus or promotional options, for which you may otherwise be eligible before the new option grant date. We will defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. Instead, we will issue a promise to grant stock option(s) to you on the date when such grant would no longer subject us to these onerous accounting charges as a result of the exchange offer. However, if you are no longer employed at Hifn or its subsidiary on the date of grant of the new options, you will not receive new options even if a Promise to Grant Stock Option(s) has been issued to you. (Page 23)

Will I be required to give up all my rights to the cancelled options?

     Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. We intend to cancel all options accepted for exchange on the first business day following the expiration of the offer. We expect this Cancellation Date to be December 17, 2001. (Page 22)

What will the exercise price of the new options be?

     The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant.

     If, however, prior to the date of grant of the new options Hifn enters into a merger or stock acquisition whereby Hifn is acquired by another company, then the new stock options you receive could be for the purchase of the acquirer’s stock (as opposed to Hifn’s), with an exercise price equal to the fair market value of such acquirer’s stock on the New Option Grant Date. Regardless of any such merger or stock acquisition, the New Option Grant Date will be at least six (6) months and one (1) day after the Cancellation Date.

     Accordingly, we cannot predict the exercise price of the new options. Because we will grant new options on the first business day that is at least six (6) months and one (1) day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Page 30)

When will the new options vest?

     The vesting of the newly issued options will be in accordance with the vesting schedule of the cancelled options. You will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options.

     Each new option granted will vest as follows:

•	any shares that were fully vested on the Cancellation Date will be fully vested,

•	all unvested options on the Cancellation Date that would have been fully vested on the date the new options are granted (at least six (6) months and one (1) day from the Cancellation Date) will be fully vested, and

•	all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

•	An employee cancels an option that is 20/48th vested at the time of cancellation.

•	The new grant occurs six (6) months and one (1) day after cancellation.

•	The replacement option will be 26/48th (plus one (1) day) vested at the time of grant. (Page 30)

What if Hifn enters into a merger or stock acquisition whereby Hifn is acquired by another company?

     It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or stock acquisition whereby Hifn is acquired by another company. The Promise to Grant Stock Option(s) which we will give you is a binding commitment, and any successor to our company will honor that commitment.

     You should be aware that these types of transactions could have substantial effects on our stock price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. Optionholders who do not tender in the offer will have their outstanding options treated in accordance with the terms of the plan they are granted under and if their options are assumed by the successor to our company, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for those optionholders who opted not to participate in this offer and who instead retained their original options.

     Finally, if we are acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of new options under this option exchange program. Termination for this, or any other, reason before the new option is granted means that you will not receive the new option, nor will you receive any other consideration for the options that were cancelled.

Are there circumstances where I would not be granted new options?

     Yes. If, for any reason, you are no longer an employee on the date we grant new options, you will not receive any new options. You are reminded that unless expressly provided in your employment agreement, your employment with Hifn will remain “at-will” and can be terminated by you or Hifn at any time, with or without cause or notice. (Page 29)

     Moreover, even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in Securities and Exchange Commission (SEC) rules, regulations or policies or Nasdaq listing requirements. We will use reasonable efforts to avoid any such prohibitions, but if it is applicable throughout the period after the first business day that is at least six (6) months and one (1) day after we cancel the options accepted for exchange (the period after the date we intend to grant the new options), you will not be granted a new option. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

If I choose to tender an option which is eligible for exchange, do I have to tender all the shares in that option?

     Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you must tender all of the unexercised shares subject to each grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (i) an option to purchase 1,000 shares at $10.00 per share, 700 of which you have already exercised, (ii) an option to purchase 1,000 shares at an exercise price of $20.00 per share and (iii) an option to purchase 2,000 shares at an exercise price of $40.00 per share, you may tender:

•	none of your options,

•	options with respect to the 300 remaining unexercised shares under the first option grant,

•	options with respect to all 1,000 shares under the second option grant,

•	options with respect to all 2,000 shares under the third option grant,

•	all unexercised options with respect to two of the three option grants, or

•	all unexercised options under all three of the option grants.

     You may not tender options with respect to only 150 shares (or any other partial amount) under the first option grant or less than all of the shares under the second and third option grants. (Page 24)

     Also, if you decide to tender any of your options, then you must tender all of your options that were granted to you during the six (6) month period prior to the Offer Date, even though they were granted after January 8, 2001. For example, if you received an option grant in January 2000 and a grant in August 2001 and you want to tender your January 2000 option grant, you would also be required to tender your August 2001 option grant. (Page 24)

What happens to options that I choose not to tender or that are not accepted for exchange?

     Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.

     You should note that there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange. We believe that eligible options that you choose not to tender for exchange will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, the IRS may characterize this offer to exchange options as a “modification” of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company’s option exchange program was characterized as a “modification” of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS’s opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a “modification” of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend the options’ holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

Will I have to pay taxes if I exchange my options in the offer?

     If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes.

     For all employees, we recommend that you consult with your own tax advisor to determine the tax consequences of the offer that pertain to you. If you are living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you; you should be certain to consult your own advisors. In addition, we strongly urge you to read Section 14 of the Offer to Exchange for a discussion of tax consequences which may apply to you as a result of participation in this offer.(Page 36)

If my current options are incentive stock options, will my new options be incentive stock options?

     If your current options are incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. (Page 27)

     If certain requirements are met, incentive stock options are eligible to receive tax treatment which is potentially more favorable than the tax treatment received by nonstatutory stock options. Please be sure to read Section 14 for a discussion of the tax treatment accorded both nonstatutory stock options and incentive stock options.

If my current options are nonstatutory stock options, will my new options be nonstatutory stock options?

     If your current options are nonstatutory stock options, your new options may also be nonstatutory stock options, or they may be incentive stock options. If your current nonstatutory stock options were granted under the 1996 Plan, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of grant; any remaining new options will be granted as nonstatutory stock options. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws.

     If your current nonstatutory stock options were granted under the Apptitude Plan or the 2001 Plan, your new options will be granted as nonstatutory stock options. (Page 27)

     If certain requirements are met, incentive stock options are eligible to receive tax treatment which is potentially more favorable than the tax treatment received by nonstatutory stock options. Please be sure to read Section 14 for a discussion of the tax treatment accorded both nonstatutory stock options and incentive stock options.

When will my new options expire?

     Your new options will expire ten (10) years from the date of grant, or earlier if your employment with Hifn terminates. (Page 29)

When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

     The offer expires on December 14, 2001, at 5:00 p.m., Pacific Standard Time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 6:00 a.m. Pacific Standard Time on the next business day following the previously scheduled expiration of the offer period. (Page 17)

How do I tender my options?

     If you decide to tender your options, you must deliver, before 5:00 p.m., Pacific Standard Time, on December 14, 2001 (or such later date and time as we may extend the expiration of the offer), a properly completed and executed Election Form and any other documents required by the Election Form via facsimile (fax # (408) 399-3509) or hand delivery to Joanne Endow. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options promptly after the expiration of the offer. (Page 18)

During what period of time may I withdraw previously tendered options?

     You may withdraw your tendered options at any time before the offer expires at 5:00 p.m., Pacific Standard Time, on December 14, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although we currently intend to accept validly tendered options promptly after the expiration of this offer, if we have not accepted your tendered options by 9:00 p.m., Pacific Standard Time, on January 11, 2002, you may withdraw your tendered options at any time after January 11, 2002. To withdraw tendered options, you must deliver to us via facsimile (fax # (408) 399-3509) or hand delivery to Joanne Endow a signed Notice to Withdraw from the Offer, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 21)

     Please note that if you submit a Notice to Withdraw from the Offer, you will no longer participate in the Offer. If you do not wish to withdraw all your tendered options from the Offer, you should not submit a Notice to Withdraw from the Offer. If you wish to change your mind about which options to tender, you must submit a new Election Form. Please read the following question and answer regarding a change in election.

Can I change my election regarding particular tendered options?

     Yes, you may change your election regarding particular tendered options at any time before the offer expires at 5:00 p.m., Pacific Standard Time, on December 14, 2001. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. In order to change your election, you must deliver to us a new Election Form via facsimile (fax # (408) 399-3509) or hand delivery to Joanne Endow, which includes the information regarding your new election, and is signed and clearly dated after your original Election Form. (Page 21)

What does Hifn and the Board of Directors think of the offer?

     Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

Whom can I talk to if I have questions about the offer?

     For additional information or assistance, you should contact:

Joanne Endow Director of Corporate Finance Hifn, Inc. 750 University Avenue Los Gatos, CA 95032 (408) 399-3632 jendow@hifn.com

CERTAIN RISKS
OF PARTICIPATING IN THE OFFER

     Participation in the offer involves a number of potential risks, including those described below. This list highlights the material risks of participating in this offer. If you are living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you; you should be certain to consult your own advisors. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read Section 14 in this Offer to Exchange discussing tax consequences in the United States, as well as the rest of this Offer to Exchange, the memorandum from Chris Kenber dated November 15, 2001, the Election Form and the Notice to Withdraw from the Offer for a more in-depth discussion of the risks which may apply to you before deciding to participate in the exchange offer.

ECONOMIC RISKS

•	Participation in the offer will make you ineligible to receive any option grants until June 18, 2002 at the earliest.

     Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the offer, you will not be eligible to receive any option grants until June 18, 2002 at the earliest.

•	If our stock price increases after the date your tendered options are cancelled, your cancelled options might have been worth more than the replacement options that you have received in exchange for them.

     For example, if you cancel options with a $35 strike price, and Hifn’s stock appreciates to $50 per share when the replacement grants are made, your replacement option will have a higher strike price than the cancelled option.

•	If Hifn is acquired by or merges with another company, your cancelled options might have been worth more than the replacement options that you have received in exchange for them.

     These types of transactions could have substantial effects on our stock price, including potentially substantial appreciation in the price of our stock. Depending on the structure of this type of transaction, tendering optionholders might be deprived of any further price appreciation in the stock associated with the new options.

     In addition, in the event of an acquisition of our company for stock, tendering optionholders might receive options to purchase shares of a successor to our company, where the exercise price of the new options would be equal to the fair market value of such acquirer’s stock on the New Option Grant Date. The New Option Grant Date, expected to be June 18, 2002, will be at least six (6) months and one (1) day after the cancellation of the tendered options. Optionholders who do not tender in the offer will have their outstanding options treated in accordance with the terms of the plan they are granted under and if their options are assumed by the successor to our company, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for those optionholders who opted not to participate in this offer and who instead retained their original options.

•	If your employment terminates prior to the grant of the new option, you will receive neither a new option nor the return of your cancelled option.

     Once your option is cancelled, it is gone for good. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will have the benefit of neither the cancelled option nor the new option.

•	If your employment terminates as part of a reduction-in-force prior to the grant of the new option, you will receive neither a new option nor the return of your cancelled option.

     Hifn’s revenues are dependent on the health of the economy and the growth of its customers and potential future customers. If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, Hifn may experience a material adverse impact on its business, operating results, and financial condition and may undertake various measures to reduce its expenses including, but not limited to, a reduction-in-force of certain of its employees. Should your employment be terminated as part of any such reduction-in-force, you will have the benefit of neither the cancelled option nor the new option.

•	If your employment terminates as a result of an acquisition or merger of Hifn prior to the grant of the new option, you will receive neither a new option nor the return of your cancelled option.

     If Hifn is acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of new options under this option exchange program. Termination for this, or any other, reason before the new option is granted means that you will not receive the new option, nor will you receive any other consideration for the options that were cancelled.

TAX-RELATED RISKS FOR U.S. RESIDENTS

•	Your replacement option may be a nonstatutory stock option, whereas your cancelled option may have been an incentive stock option.

     If your cancelled option was an incentive stock option or if your cancelled option was a nonstatutory stock option granted under the 1996 Plan, your new option will be an incentive stock option, but only to the extent it qualifies under the Internal Revenue Code of 1986, as amended. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as nonstatutory stock options. In general, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth in the prospectuses for the 1996 Plan and 2001 Plan, which are attached as exhibits (d)(1) and (d)(3), respectively, to the Schedule TO filed with the SEC in connection with this Offer to Exchange.

•	Even if you elect not to participate in the option exchange program, your incentive stock options may be affected.

     We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, the IRS may characterize this offer to exchange options as a “modification” of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company’s option exchange program was characterized as a “modification” of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS’s opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a “modification” of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend the options’ holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

TAX-RELATED RISKS FOR TAX RESIDENTS OF NON-U.S. COUNTRIES

     If you are eligible for this exchange because you are an employee living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

BUSINESS-RELATED RISKS

     For a description of risks related to Hifn’s business, please see Section 19 of this Offer to Exchange.

INTRODUCTION

     hi/fn, Inc. (“Hifn” or the “Company”) is offering to exchange certain outstanding options to purchase shares of Hifn common stock held by eligible employees for new options we will grant under the Hifn, Inc. 1996 Plan or 2001 Plan. Outstanding options granted from January 28, 1999 to January 8, 2001 issued under the Hifn, Inc. 1996 Plan, the Apptitude Plan or the 2001 Plan are eligible to be exchanged. An “eligible employee” refers to employees of Hifn or its subsidiary who are employees as of the date the offer commences and remain employees through the date the tendered options are cancelled; however, only employees who live or work in the United States are eligible to participate in the exchange offer. Members of our Board of Directors who are not employees are ineligible to participate in the exchange offer. We are making the offer upon the terms and the conditions described in this Offer to Exchange and in the related memorandum from Chris Kenber dated November 15, 2001, the Election Form and the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the “offer” or “program”).

     The number of shares subject to the new options to be granted to each eligible participant will be determined by the grant date of the tendered options accepted for exchange. Subject to any adjustments for stock splits, stock dividends and similar events (and rounded down to the nearest whole number), the exchange ratios will be as follows: (i) an old option to purchase three (3) shares of Hifn common stock granted from January 28, 1999 to January 14, 2000 will be replaced with a new option to purchase two (2) shares of Hifn common stock; (ii) an old option to purchase four (4) shares of Hifn common stock granted from January 15, 2000 to January 8, 2001 will be replaced with a new option to purchase three (3) shares of Hifn common stock; and (iii) an old option granted within six months of the Offer Date (which is required to be exchanged because an optionee tendered eligible old options) will be replaced with a new option to purchase the same number of shares of Hifn common stock as could be purchased under the old options tendered and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on the first business day which is at least six (6) months and one (1) day after the date we cancel the options accepted for exchange. The grant date for the new options will be June 18, 2002, unless the offer is extended, in which case the grant date of the new options will be at least six (6) months and one (1) day after the cancellation of the options accepted for exchange.

     You may only tender options for all or none of the unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled on the first business day following the date the offer expires or as soon as possible thereafter (the “Cancellation Date”).

     Only options granted on or after January 28, 1999 but on or before January 8, 2001 are eligible for exchange. However, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six (6) month period immediately prior to the Offer Date, even if these options were granted after January 8, 2001. We expect to cancel all tendered options on December 17, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since May 15, 2001.

     The offer is not conditioned on a minimum number of options being tendered. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

     If you tender options for exchange as described in the offer and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under either the 1996 Plan or the 2001 Plan as determined by the Officers of the Company in their sole discretion.

     The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant.

     The new options will vest in accordance with the vesting schedule of the cancelled options. Each new option granted will vest as follows:

•	any shares that were fully vested on the Cancellation Date will be fully vested,

•	all unvested options on the Cancellation Date that would have been fully vested on the date the new options are granted (at least six (6) months and one (1) day from the Cancellation Date) will be fully vested, and

•	all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

•	An employee cancels an option that is 20/48th vested at the time of cancellation.

•	The new grant occurs six (6) months and one (1) day after cancellation.

•	The replacement option will be 26/48th (plus one (1) day) vested at the time of grant.

     As of November 12, 2001, options to purchase 3,527,271 of our shares were issued and outstanding under the 1996 Plan, the Apptitude Plan and the 2001 Plan combined, and no options to purchase shares were issued and outstanding outside of the three plans. Of the total options issued and outstanding, options to purchase approximately 1,708,380 of our shares, constituting approximately 48.4% of the aggregate 3,527,271 options outstanding, were held by employees eligible to participate in the offer.

THE OFFER

     1. Eligibility.

     Optionees are “eligible employees” if they are employees of Hifn or Hifn’s subsidiary as of the date the offer commences and remain as such through the date on which the tendered options are cancelled if, and only if, they live or work in the United States. Members of our Board of Directors who are not employees are ineligible to participate in the exchange offer.

     In order to receive a new option, you must remain an employee as of the date the new options are granted (the “New Option Grant Date”), which will be the first business day that is at least six (6) months and one (1) day after the Cancellation Date. If Hifn does not extend the offer, the new options will be granted on June 18, 2002.

     Only outstanding, unexercised options granted pursuant to the 1996 Plan, the Apptitude Plan and the 2001 Plan that were granted from January 28, 1999 to January 8, 2001 may be tendered for exchange. Each option grant that is tendered for exchange must be tendered for the entirety of the portion that remains outstanding and unexercised. If you tender any options for exchange, all options granted in the six (6) months prior to the Offer Date must also be tendered, even if the options were granted after January 8, 2001.

     2. Number of options; expiration date.

     Subject to the terms and conditions of the offer, we will exchange outstanding, unexercised options held by eligible employees which were issued under the 1996 Plan, the Apptitude Plan or the 2001 Plan and that were granted from January 28, 1999 to January 8, 2001 held by eligible employees that are properly tendered and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the “expiration date,” as defined below, in return for new options. We will not accept partial tenders of options for any portion of the unexercised shares subject to an individual option grant. Therefore, you may tender options for all or none of the unexercised shares subject to each of your eligible options. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six (6) month period prior to the Offer Date, even though the option was granted after January 8, 2001. We currently expect to cancel all tendered options on December 17, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since May 15, 2001.

     If your options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase shares of common stock as outlined below corresponding to the options tendered by you and accepted for exchange. Subject to any adjustments for stock splits, stock dividends and similar events (and rounded down to the nearest whole number), the exchange ratios will be as follows: (i) an old option to purchase three (3) shares of Hifn common stock granted from January 28, 1999 to January 14, 2000 will be replaced with a new option to purchase two (2) shares of Hifn common stock; (ii) an old option to purchase four (4) shares of Hifn common stock granted from January 15, 2000 to January 8, 2001 will be replaced with a new option to purchase three (3) shares of Hifn common stock; and (iii) an old option granted within six months of the Offer Date (which is required to be exchanged because of an optionee tendered eligible old options) will be replaced with a new option to purchase the same number of shares of Hifn common stock as could be purchased under the old options tendered and accepted for exchange.

     All new options will be subject to the terms of the 1996 Plan or the 2001 Plan, as the case may be, and to a new option agreement between you and us. The Officers of the Company will determine under which Plan each new option will be granted. If, for any reason, you do not remain an employee of Hifn or its subsidiary through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

     The term “expiration date” means 5:00 p.m., Pacific Standard Time, on December 14, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term “expiration date” refers to the latest time and date at which the offer, as so extended, expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

•	we increase or decrease the amount of consideration offered for the options,

•	we decrease the number of options eligible to be tendered in the offer, or

•	we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

     If the offer is scheduled to expire at any time earlier than the tenth (10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

     We will also notify you of any other material change in the information contained in this Offer to Exchange.

     For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

     3. Purpose of the offer.

     We issued the options outstanding to:

•	provide our eligible employees with additional incentive and to promote the success of our business, and

•	encourage our eligible employees to continue their employment with us.

     One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Hifn. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. Because we will not grant new options until at least six (6) months and one (1) day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

     Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

     4. Procedures for tendering options.

     Proper Tender of Options.

     To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax # (408) 399-3509) or hand delivery to Joanne Endow, along with any other required documents. Joanne Endow must receive all of the required documents before the expiration date. The expiration date is 5:00 p.m. Pacific Standard Time on December 14, 2001, unless the offer is extended.

     The Election Form must be signed and dated and must specify:

•	the name of the option holder who tendered the options,

•	the grant number of all options to be tendered,

•	the grant date of all options to be tendered,

•	the exercise price of all options to be tendered, and

•	the total number of unexercised option shares subject to each option to be tendered.

     If you tender any option grants, you must tender all grants received since May 15, 2001.

     Except as described in the following sentences, the Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder’s name appears on the option agreement or agreements evidencing such options. If the optionholder’s name has legally been changed since the signing of the option agreement, the optionholder must submit proof of the legal name change. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

     The delivery of all documents, including Election Forms and any Notices to Withdraw from the Offer and any other required documents, is at your risk. We intend to confirm the receipt of your Election Form within two (2) business days; if you have not received such a confirmation of receipt, it is your responsibility to ensure that your Election Form has been received by us.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder. In the event that we waive a condition for any particular option holder, we will waive such condition for all option holders. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

     Our Acceptance Constitutes an Agreement.

     Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of your options tendered by you through the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

     Subject to our rights to extend, terminate and amend the offer, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

     5. Withdrawal Rights and Change of Election.

     You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

     You may withdraw your tendered options at any time before 5:00 p.m. Pacific Standard Time on December 14, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange by 9:00 p.m., Pacific Standard Time, on January 11, 2002, you may withdraw your tendered options at any time after January 11, 2002.

     To validly withdraw tendered options, you must deliver to Joanne Endow via facsimile (fax # (408) 399-3509) or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Withdraw from the Offer, with the required information, while you still have the right to withdraw the tendered options.

     To validly change your election regarding the tender of particular options, you must deliver a new Election Form to Joanne Endow via facsimile (fax # (408) 399-3509) or hand delivery, in accordance with the procedures listed in Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

•	the name of the option holder who tendered the options,

•	the grant number of all options to be tendered,

•	the grant date of all options to be tendered,

•	the exercise price of all options to be tendered, and

•	the total number of unexercised option shares subject to each option to be tendered.

     Even if you change your election regarding the tender of certain option grants, your continued participation in the offer means that you must tender all grants received since May 15, 2001.

     Except as described in the following sentences, the Notice to Withdraw from the Offer and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder’s name appears on the option agreement or agreements evidencing such options. If the optionholder’s name has legally been changed since the signing of the option agreement, the optionholder must submit proof of the legal name change. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4 of this Offer to Exchange.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Withdraw from the Offer or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices to Withdraw from the Offer and new or amended Election Forms. Our determination of these matters will be final and binding.

     The delivery of all documents, including any Notices to Withdraw from the Offer and any new or amended Election Forms and any other required documents, is at your risk. We intend to confirm the receipt of your Notice to Withdraw from the Offer or your new Election Form within two (2) business days; if you have not received such a confirmation of receipt, it is your responsibility to ensure that your Notice to Withdraw from the Offer or your Election Form has been received by us.

     6. Acceptance of options for exchange and issuance of new options.

     Upon the terms and conditions of the offer and promptly following the expiration date, we will accept for exchange and cancel eligible options properly tendered and not validly withdrawn before the expiration date. Only options granted from January 28, 1999 to January 8, 2001 issued under the 1996 Plan, the Apptitude Plan or the 2001 Plan are eligible options. However, if you tender any eligible options, all options granted within the six (6) months prior to the Offer Date must also be tendered for exchange, even though such options would not be otherwise eligible to be exchanged. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be December 17, 2001, and you will be granted new options on the first business day that is at least six (6) months and one (1) day after the date we cancel the options accepted for exchange. If the options you tendered were incentive stock options or if the options you tendered were nonstatutory stock options which were granted under the 1996 Plan, your new options will also be incentive stock options, to the extent they qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. If the options you tendered were nonstatutory stock options granted under the Apptitude Plan or the 2001 Plan, your new options will be nonstatutory stock options. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by 5:00 p.m. Pacific Standard Time on December 14, 2001, the scheduled expiration date of the offer, and accepted for exchange and cancelled on December 17, 2001 you will be granted new options on or about June 18, 2002. If we accept and cancel options properly tendered for exchange after December 17, 2001, the period in which the new options will be granted will be similarly delayed. Promptly after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), which will evidence our binding commitment to grant stock options to you on a date no earlier than June 18, 2002 covering the applicable number of shares under new options, provided that you remain an eligible employee on the date on which the grant is to be made.

     If we accept options you tender in the offer, we will defer any grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible before the new option grant date until after the expiration date, so that you are granted no new options for any reason until at least six (6) months and one (1) day after any of your tendered options have been cancelled. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer. We may issue to you a Promise to Grant Stock Option(s), which is a binding commitment to grant you an option or options on a date no earlier than June 18, 2002, provided that you remain an eligible employee on the date on which the grant is to be made.

     It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or stock acquisition whereby Hifn would be acquired by another company. The Promise to Grant Stock Option(s) which we will give you evidences our binding commitment to you, and any successor to our company will honor that commitment. Accordingly, in the event of any such merger or acquisition, the acquirer would be obligated to grant you a new stock option on the New Option Grant Date, which is expected to be June 18, 2002 (assuming that Hifn does not extend the offer). Such a stock option could be for the purchase of the acquirer’s stock (as opposed to Hifn’s) and as a result, the number of shares subject to your new option would be adjusted. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. Your new option to purchase such acquirer’s stock would have an exercise price equal to the fair market value of such acquirer’s stock on the New Option Grant Date.

     Your new options will entitle you to purchase the number of shares in accordance with the following exchange ratio, as adjusted for any stock splits, stock dividends and similar events:

	Number of Shares	Number of Shares
	Subject to	Subject to
Granted	Old Options	New Options

01/28/99 — 01/14/00	3	2
01/15/00 — 01/08/01	4	3
05/15/01 or later	1	1

     If, for any reason, you are not an employee of Hifn, its subsidiary or a successor entity through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options which have been cancelled pursuant to this offer.

     We will not accept partial tenders of your eligible option grants. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to that option or none of those shares. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six (6) month period prior to the Offer Date, even though the option was granted after January 8, 2001. We currently expect to cancel all tendered options on December 17, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since May 15, 2001.

     Within two (2) business days of the receipt of your Election Form or your Notice to Withdraw from the Offer, Hifn intends to e-mail the option holder a Confirmation of Receipt. However, this is not by itself an acceptance of the options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to Joanne Endow, or to the option holders of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect to be December 17, 2001.

     7. Conditions of the offer.

     Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after November 15, 2001, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

•	there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair (such as by increasing the accounting or other costs of the offer to Hifn) the contemplated benefits of the offer to Hifn, where the contemplated benefits include the opportunity to align employee and stockholder interests and offer eligible employees a valuable incentive to stay with Hifn and to achieve high levels of performance;

•	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or Hifn, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(1)	make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

(2)	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

(3)	materially impair (such as by increasing the accounting or other costs of the offer to Hifn) the contemplated benefits of the offer to Hifn, where the contemplated benefits include the opportunity to align employee and stockholder interests and offer eligible employees a valuable incentive to stay with Hifn and to achieve high levels of performance; or

(4)	materially and adversely affect Hifn’s business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Hifn;

•	there shall have occurred:

(1)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(2)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

(3)	any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States.

•	a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Hifn, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

•	there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

•	a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Hifn, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

•	any change or changes shall have occurred in Hifn’s business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Hifn or may materially impair the contemplated benefits of the offer to Hifn.

     The conditions to the offer are for Hifn’s benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

     8. Price range of shares underlying the options.

     The shares underlying your options are currently traded on the Nasdaq National Market under the symbol “HIFN”. The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

	High		Low

Fiscal Year 2001
Quarter ended December 31, 2000	$68	7/16	$22	15/16
Quarter ended March 31, 2001	37	3/4	12	1/2
Quarter ended June 30, 2001	20	3/7	12
Quarter ended September 30, 2001	15	2/5	7	9/10
Fiscal Year 2000
Quarter ended December 31, 1999	112	1/2	35	9/16
Quarter ended March 31, 2000	100		39	1/2
Quarter ended June 30, 2000	61	7/16	27	9/16
Quarter ended September 30, 2000	74	1/16	42	3/8

     As of November 12, 2001, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $15.43 per share.

     We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

     9. Source and amount of consideration; terms of new options

     Consideration.

     We will issue new options to purchase shares of common stock under our 1996 Plan or 2001 Plan in exchange for the eligible outstanding options properly tendered and accepted for exchange by us which will be cancelled. The number of shares subject to the new options to be granted to each option holder will be determined by the grant date of the tendered options accepted for exchange and cancelled by us. Subject to any adjustments for stock splits, stock dividends and similar events (and rounded down to the nearest whole number), the exchange ratios will be as follows: (i) an old option to purchase three (3) shares of Hifn common stock granted from January 28, 1999 to January 14, 2000 will be replaced with a new option to purchase two (2) shares; (ii) an old option to purchase four (4) shares of Hifn common stock granted from January 15, 2000 to January 8, 2001 will be replaced with a new option to purchase three (3) shares; and (iii) an old option granted within six months of the Offer Date (which is required to be exchanged because an optionee tendered eligible old options in this offer) will be replaced with a new option to purchase the same number of shares of Hifn common stock tendered and accepted for exchange. If we receive and accept tenders of all eligible outstanding options and all outstanding options granted since May 15, 2001 from eligible employees, subject to the terms and conditions of this offer we will grant new options to purchase a total of approximately 1,260,934 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 12.3% of the total shares of our common stock outstanding as of November 12, 2001.

     Terms of New Options.

     The new options will be granted under our 1996 Plan or 2001 Plan. For every new option granted, a new option agreement will be entered into between Hifn and each option holder who has tendered options in the offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially and adversely affect the rights of option holders.

     If your old options are nonstatutory stock options, your new options may be nonstatutory stock options or they may be incentive stock options. If your current nonstatutory stock options were granted under the 1996 Plan, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the Internal Revenue Code of 1986, as amended; any new options exceeding this limit will be granted as nonstatutory stock options. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. If your current nonstatutory stock options were granted under the Apptitude Plan or the 2001 Plan, your new options will be granted as nonstatutory stock options. Nonstatutory stock options receive tax treatment which is different, and generally less favorable, than the treatment received by incentive stock options. Please read “U.S. Federal Income Tax Consequences” later in this Section, as well as Section 14 of this Offer to Exchange for a discussion of the potential tax consequences for United States employees.

     If your old options are incentive stock options, your new options will also be incentive stock options. However, you should note that new options will only be incentive stock options to the extent they qualify under the Internal Revenue Code of 1986, as amended. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as nonstatutory stock options. Nonstatutory stock options receive tax treatment which is generally less favorable than the treatment received by incentive stock options. Please read “U.S. Federal Income Tax Consequences” later in this Section, as well as Section 14 of this Offer to Exchange for a discussion of the potential tax consequences for United States employees.

     If you are living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you; you should be certain to consult your own advisors to discuss these consequences.

     In addition, you should note that because we will not grant new options until at least six (6) months and one (1) day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the options tendered for exchange. The following description summarizes the material terms of our 1996 Plan and our 2001 Plan and the options granted under these plans.

     1996 Plan.

     The maximum number of shares available for issuance through the exercise of options granted under our 1996 Plan is three million nine hundred and forty-nine thousand nine hundred (3,949,900) shares. Our 1996 Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, referred to as nonstatutory stock options.

     2001 Plan.

     The maximum number of shares available for issuance through the exercise of options granted under our 2001 Plan is one million five hundred (1,500,000) shares. Our 2001 Plan permits only the granting of options that do not qualify as incentive stock options, referred to as nonstatutory stock options. Officers and Directors are not eligible to receive grants of options under the 2001 Plan.

     Administration.

     The 1996 Plan and 2001 Plan are administered by the Board of Directors or a committee appointed by the Board of Directors (the “Administrator”). Subject to the other provisions of the 1996 Plan and 2001 Plan, the Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

     Term.

     Options generally have a term of ten (10) years. Incentive Stock Options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of Hifn or an affiliate company have a term of no more than five (5) years.

     Termination.

     Generally, your options will terminate following the termination of your employment, and you will have the opportunity to exercise the vested portion of your option within the time frame permitted by your stock option agreement, but in no event later than the expiration of the maximum term of your option.

     If your termination of employment is due to any reason other than death or your total and permanent disability, you may exercise your options, to the extent that they were exercisable immediately before such termination, within the time frame permitted by your stock option agreement, which is generally a period of three (3) months from the date of termination.

     In the event that the termination of your employment is by reason of permanent or total disability, you may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, within the time frame specified in your option agreement or, if no time is specified, for twelve (12) months following such termination.

     In the event that the termination of your employment is by reason of your death, your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, within the time frame specified in your option agreement or, if no time is specified, for twelve (12) months following your death if your option is granted under the 2001 Plan and eighteen (18) months following your death if your option is granted under the 1996 Plan.

     The termination of your option under the circumstances specified in this Section will result in the termination of your interests in our 1996 Plan and our 2001 Plan. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described in “Adjustments Upon Certain Events,” below.

     Termination of Employee Status Before the New Option Grant Date.

     In order to receive a new option, you must remain an employee as of the New Option Grant Date. If, for any reason, you do not remain an employee of Hifn or our subsidiary or affiliates through the New Option Grant Date, we will not accept your tender of options and any old options you tendered will not be cancelled as a result of this offer. Your rights to the old options will remain intact for the time period set forth in your option agreement and will continue to be governed in accordance with the terms and conditions of the plan under which they were granted and the related option agreement. You are reminded that unless expressly provided in your employment agreement or by the applicable laws of a non-U.S. jurisdiction, your employment with Hifn or its subsidiary, as the case may be, remains “at will” and can be terminated by you or Hifn, or its subsidiary, at any time, for any reason.

     Exercise Price.

     Generally, the Administrator determines the exercise price at the time the option is granted. For all eligible employees, the exercise price per share of the new options will be one hundred percent (100%) of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant.

     However, the exercise price may not be less than one hundred and ten percent (110%) of the closing price per share reported by the Nasdaq National Market on the date of grant for options intended to qualify as incentive stock options, granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than ten percent (10%) of the voting rights of all classes of stock of Hifn or an affiliate company.

     Accordingly, we cannot predict the exercise price of the new options. Your new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options.

     Vesting and Exercise.

     Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator. Options granted by us generally vest at a rate of 25% of the shares subject to the option after twelve (12) months, and then 1/48(th) of the shares subject to the option vest each month thereafter, provided the employee remains continuously employed by Hifn.

     The new options granted through the offer will vest as follows:

•	any shares that were fully vested on the Cancellation Date will be fully vested,

•	all unvested options on the Cancellation Date that would have been fully vested on the date the new options are granted (at least six (6) months and one (1) day from the Cancellation Date) will be fully vested, and

•	all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

•	An employee cancels an option that is 20/48th vested at the time of cancellation.

•	The new grant occurs six (6) months and one (1) day after cancellation.

•	The replacement option will be 26/48th (plus one (1) day) vested at the time of grant.

     Payment of Exercise Price.

     You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Administrator and will be set forth in your option agreement. The permissible methods of payment generally include some or all of the following:

•	cash,

•	check,

•	promissory note,

•	certain other shares of our common stock,

•	a reduction in the amount of our liability to the optionee,

•	consideration received by us under a cashless exercise program, or

•	a combination of the foregoing methods.

     Adjustments Upon Certain Events.

     Events Occurring before the New Option Grant Date. In the event there is a merger or stock acquisition whereby Hifn is acquired by another company that occurs after the expiration of the offer but before new options are granted pursuant to this offer, the successor will honor any Promises to Grant Stock Option(s). In the event of any such merger transaction, the successor would be obligated to grant you a new stock option on or about June 18, 2002 (assuming that Hifn does not extend the offer), which could be for the purchase of the acquirer’s stock (as opposed to Hifn’s) and as a result, the number of shares subject to your new option would be adjusted. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. The new options for the purchase of the acquirer’s stock will have an exercise price equal to the fair market value of such acquirer’s stock on the New Option Grant Date.

     Events Occurring after the New Option Grant Date. If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

     In the event there is a liquidation or dissolution of Hifn, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. Under the 2001 Plan, the Administrator may, however, provide for the acceleration of the exercisability of any option.

     Under the terms of the 1996 Plan, in the event there is a sale of all or substantially all of our assets, or we merge with another corporation, your options may be assumed or replaced with new options of the successor corporation; however, if the successor corporation refuses to assume or substitute your options, they will automatically terminate at the closing of the merger or sale.

     Under the terms of the 2001 Plan, in the event there is a sale of all or substantially all of our assets, or we merge with another corporation, your options will be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your options, they will automatically become fully vested and exercisable for a period of fifteen (15) days from the date we provide you with notice of the accelerated vesting and the option will terminate at the end of the fifteen (15) days.

     As noted elsewhere in this Offer to Exchange, if you do not participate in the offer and there is a sale of all or substantially all of our assets or we merge with another company, any options you did not tender will simply be treated in accordance with the terms of the stock option plan under which they were granted. Under the 1996 Plan, upon such events your options will be assumed or replaced with new options of the successor corporation or your options will terminate immediately upon the closing of the event. Under the 2001 Plan, upon such events your options will be assumed or replaced with new options of the successor corporation or your options will accelerate and become exercisable for a period fifteen (15) days after you receive notice, after which your options will terminate. If your options are assumed or substituted, you will receive a certain number of options based on the exchange ratio determined at some point during the process of the sale or merger. The new exercise price will also be set during the transaction. This is unlike new options which will be granted in exchange for options tendered pursuant to this offer. Although the number of such new options will be affected by the exchange ratio, the exercise price for the new options will be the fair market value of the acquirer’s stock on the New Option Grant Date, which will be no earlier than June 18, 2002. Therefore, if there is a sale or merger of Hifn, options that are not tendered for exchange may receive a lower or higher exercise price, depending on the terms of the transaction, than those options that are tendered for exchange. In addition, the value of Hifn or the successor corporation could increase as a result of an acquisition or merger, which could result in your current options no longer being “underwater” or result in less benefit to optionholders participating in the offer. We can not predict the effect of an acquisition of Hifn or a merger on the option price or the value of the shares and therefore urge you to take this possibility into consideration when deciding whether to participate in the offer.

     Transferability of Options.

     New options, whether incentive stock options or nonstatutory stock options, may generally not be transferred, other than by will or the laws of descent and distribution or, under the terms of the 1996 Plan, pursuant to a qualified domestic relations order. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

     Registration of Option Shares.

     3,049,990 shares of common stock issuable upon exercise of options under our 1996 Plan and 1,500,000 shares of common stock issuable upon exercise of options under our 2001 Plan have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted before the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

     U.S. Federal Income Tax Consequences.

     You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you; we strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

     Our statements in this Offer to Exchange concerning our 1996 Plan, 2001 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our 1996 Plan, 2001 Plan, and the forms of option agreement under each of the plans. Please contact us at Hifn, Inc., 750 University Avenue, Los Gatos, CA 95032, Attention: Joanne Endow (telephone: (408) 399-3632) (e-mail: jendow@hifn.com), to receive a copy of our 1996 Plan, the Apptitude Plan and our 2001 Plan, and the forms of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

     10. Information concerning Hifn.

     Our principal executive offices are located at 750 University Avenue, Los Gatos, CA 95032, and our telephone number is (408) 399-3500. Questions regarding this option exchange should be directed to Joanne Endow at Hifn at the above address (telephone: (408) 399-3632) (e-mail: jendow@hifn.com).

     Hifn makes integrated circuits and software for network infrastructure developers. Our integrated data flow technology enables intelligent secure networks with compression, encryption and application aware-classification. This is central to the growth of the Internet, helping to make electronic mail, web browsing, Internet shopping and multimedia communications better, faster and more secure. Most of the major network equipment manufacturers use our patented technology to improve packet processing.

     The financial information included in our annual report on Form 10-K for the fiscal year ended September 30, 2000 and our quarterly report for the quarter ended June 30, 2001 is incorporated herein by reference. See “Additional Information” in Section 17 of this Offer to Exchange for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

     As of September 30, 2001, Hifn's book value per share was $11.83.

     11. Interests of directors and officers; transactions and arrangements concerning the options.

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of November 12, 2001, our executive officers and directors (eleven (11) persons) as a group beneficially owned options outstanding under our 1996 Plan to purchase a total of 989,139 of our shares, which represented approximately 43% of the shares subject to all options outstanding under that plan as of that date. Directors and executive officers are not eligible to receive grants under our 2001 Plan. Directors and executive officers, as a group, beneficially owned options outstanding under the Apptitude Plan to purchase a total of 388,697 of our shares, which represented approximately 66% of the shares subject to all options outstanding under that plan as of that date.

     Directors and executive officers, as a group, beneficially owned no options outside of the three plans. Directors and executive officers, as a group, beneficially owned options outstanding under all of our stock plans and agreements to purchase a total of 1,377,836 of our shares, which represented approximately 39% of the shares subject to all options outstanding under the plans and agreements as of that date.

     In the sixty (60) days prior to and including November 12, 2001, the executive officers and directors of Hifn had the following transactions in Hifn shares:

•	On October 17, 2001, Taher Elgamal was granted an option to purchase 20,000 shares at $11.17 per share.

•	On November 2, 2001, Taher Elgamal exercised an option for 5,666 shares at $5.00 per share.

•	On November 2, 2001, Taher Elgamal sold 5,666 shares at $15.25 per share.

•	On October 17, 2001, Albert E. Sisto was granted an option to purchase 20,000 shares at $11.17 per share.

•	On October 17, 2001, Robert W. Johnson was granted an option to purchase 20,000 shares at $11.17 per share.

•	On October 17, 2001, Raymond Farnham was granted an option to purchase 20,000 shares at $11.17 per share.

•	On October 17, 2001, John E. Metzger was granted an option to purchase 20,000 shares at $11.17 per share.

     Except as otherwise described above, there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to November 12, 2001 by

Hifn or, to our knowledge, by any executive officer, director or affiliate of Hifn. Our Directors who are not also employees of Hifn are ineligible to participate in this offer to exchange.

     12. Status of options acquired by us in the offer; accounting consequences of the offer.

     Options issued under the 1996 Plan and the 2001 Plan which we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the 1996 Plan and the 2001 Plan, respectively. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible 1996 Plan and 2001 Plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

     Options issued under the Apptitude Plan which we acquire through the offer will be cancelled.

     We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

•	we will not grant any new options until a business day that is at least six (6) months and one (1) day after the date that we accept and cancel options tendered for exchange, and

•	the exercise price of all new options will at least equal the market value of the shares of common stock on the date we grant the new options.

     13. Legal matters; regulatory approvals.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

     If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the date we expect to grant the new options (expected to be June 18, 2002), we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other consideration for the options you tendered.

     14. Material U.S. Federal Income Tax Consequences.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. We strongly recommend that you consult your own advisors to discuss the consequences to you of participating in the offer.

     Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We advise all option holders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the offer.

     Incentive Stock Options

     If you tender incentive stock options, and/or nonstatutory stock options which were granted under the 1996 Plan, and those options are accepted for exchange, your new options will be incentive stock options to the maximum extent permitted under the tax laws on the date of grant. Any remaining new options will be nonstatutory stock options. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option. You should note that if the new options have a higher exercise price than some or all of your current options, the new options may exceed the limit for incentive stock options.

     Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

     If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	at least two (2) years after the date the incentive stock option was granted, and

•	at least one (1) year after the date the incentive stock option was exercised.

     If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised, over the exercise price will be taxable income to the option holder at the time of the disposition.

     Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one (1) year after the option was exercised.

     Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

     You should note that there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, the IRS may characterize this offer to exchange options as a “modification” of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company’s option exchange program was characterized as a “modification” of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS’s opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a “modification” of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend the options’ holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

     Nonstatutory Stock Options.

     Under current law, an option holder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option, also referred to as a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

     We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

     We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer, as the tax consequences to you of participation in the offer are dependent on your individual tax situation.

     15. Extension of offer; termination; amendment.

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7 of this Offer to Exchange, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

     Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

•	we increase or decrease the amount of consideration offered for the options,

•	we decrease the number of options eligible to be tendered in the offer, or

•	we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

     If the offer is scheduled to expire at any time earlier than the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

     For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

     16. Fees and expenses.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

     17. Additional information.

     This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

     1. Hifn’s quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2001, filed with the SEC on July 24, 2001;

     2. Hifn’s annual report on Form 10-K for our fiscal year ended September 30, 2000, filed with the SEC on December 26, 2000; and

     3. the description of our shares contained in our Registration Statement on Form 10-12G, filed with the SEC on August 7, 1998.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W	500 West Madison Street
Room 1024	Suite 1400
Washington, D.C. 20549	Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol “HIFN” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Hifn, Inc., 750 University Avenue, Los Gatos, CA 95032, Attention: Joanne Endow or telephoning Joanne Endow at (408) 399-3632 (e-mail: jendow@hifn.com).

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about Hifn should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this Offer to Exchange.

     18. Summary Financial Statements.

     Attached hereto as Schedule B to this Offer to Exchange are the Summary Financial Statements of Hifn, as filed in Hifn’s Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2001 filed with the SEC on July 24, 2001 and certain Summary Financial Statements for the year and quarter ended September 30, 2001. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

     19. Miscellaneous.

     This Offer to Exchange and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to Hifn or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K filed on December 26, 2000 and our quarterly report on Form 10-Q filed on July 24, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to, the following:

•	We were incorporated in August 1996, and as a result of our limited operating history it is difficult to forecast our future operating results;

•	As a relatively young company, we may experience financial and other difficulties as we attempt to grow our business;

•	Our operating results have fluctuated significantly in the past and will continue to fluctuate in the future due to variable business factors, including, but not limited to, seasonal demand for our products;

•	A large portion of our revenue depends on Quantum and Lucent, and if sales to these customers decline, our business, financial condition and results of operations could suffer;

•	As a result of recent unfavorable economic conditions and reduced capital spending, our sales may decline, and if economic conditions worsen, we may experience a material adverse impact on our business;

•	Our prospects depend on the acceptance of packet processors as an alternative to other technology traditionally utilized by network and storage vendors, and if orders are cancelled or if we fail to obtain significant orders from new customers, our business, financial condition, and results of operation could suffer;

•	If we are unable to penetrate the virtual private network market, or if that market fails to develop, our business, financial condition, and results of operation could suffer;

•	We compete in markets characterized by rapidly changing technology and evolving industry standards, and if we are unable to develop and introduce new products or enhancements that meet new industry standards our business, financial condition, and results of operation could suffer;

•	We operate in an intensely competitive market with competitors such as Intel Corporation, Motorola, Inc., and Texas Instruments, who have greater financial, technical, manufacturing and marketing resources than us, and our success depends on our ability to successfully compete with our competitors;

•	Any decrease in the growth of the network or storage equipment market or a decline in demand for our products could harm our business, financial condition, and results of operation;

•	Our success depends on the protection of our Intellectual Property in the U.S. and abroad, the issuance of patents pursuant to current and future applications, and our success in any third party infringement claim against us;

•	We have a long sales cycle, and the length of time it takes to develop our product, have the customer evaluate our products, and make a sale to our customer could impair our operating results;

•	We depend on a limited number of subcontractors to manufacture, assemble, and test our products, and our business depends on their foundry capacities and their ability to deliver sufficient quantities of finished product in a timely manner;

•	The average selling prices in the networking, storage and semiconductor industries tend to decline rapidly which may cause substantial fluctuations in our operating results;

•	We make complex products which frequently contain errors, defects and bugs which can hinder or delay market acceptance or our product and damage our reputation;

•	Purchase orders can be cancelled or deferred on short notice and products can be returned which can increase our inventory, harm our profit margins and restrict our ability to fund our operations;

•	Our operations are vulnerable to interruption by fire, earthquake, telecommunications, and power loss due to rolling black-outs in California, which can disrupt the operation of our facilities;

•	Our success depends on our ability to retain key management and other personnel and attract new highly qualified employees, particularly skilled engineers;

•	We have experienced a period of rapid growth and expansion which has placed, and continues to place, a significant strain on our resources;

•	Our products are subject to export restrictions and the sale of our products may be harmed by the failure of network equipment customers to obtain the required approvals;

•	Though our sales are predominantly in the U.S., if our international sales increase, we will be subject to the risks of foreign operations, including but not limited to currency fluctuations;

•	We may make acquisitions in the future which could prove detrimental to our business if we are unable to successfully integrate businesses, products, technologies and personnel that we acquire;

•	The cyclicality of the semiconductor business, causing variances in product demand, production capacity and erosion of selling prices, may cause harm to our financial condition and results of operation;

•	We could face potential tax liability if our distribution of common stock in December of 1998 is not viewed as a tax-free spin-off or if the IRS views our spin- off as part of a plan to effect a 50% change in ownership;

•	The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future;

•	The Company is currently engaged in several class-action lawsuits which could potentially lead to significant financial loss; and

•	Our investment portfolio is generally comprised of instruments that meet high credit quality standards, but these securities are subject to interest rate risk and could decline in value if the interest rates fluctuate.

     For a complete description of the above-mentioned risks, please see the SEC filings referred to in Section 17 of this Offer to Exchange, entitled “Additional Information,” above.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document, the memorandum from Chris Kenber dated November 15, 2001, the Election Form and the Notice to Withdraw from the Offer. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Hifn, Inc. November 15, 2001

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF HIFN, INC.

     The executive officers and directors of Hifn, Inc. and their positions and offices as of November 12, 2001, are set forth in the following table:

Name	Age	Position

Christopher G. Kenber	57	Chairman of the Board, President and Chief Executive Officer
William R. Walker	60	Vice President of Finance, Chief Financial Officer and Secretary
Russell S. Dietz	38	Vice President and Chief Technical Officer
Douglas J. Fedler	59	Vice President of Sales
Douglas K. Makishima	34	Vice President of Marketing
John E. Metzger	43	Vice President of Engineering
Douglas L. Whiting, Ph.D	45	Chief Scientist and Director
Raymond J. Farnham	54	Director
Taher Elgamal	46	Director
Robert W. Johnson	52	Director
Albert E. Sisto	52	Director

     The address of each executive officer and director is: c/o Hifn, Inc., 750 University Avenue, Los Gatos, CA 95032.

A-1

SCHEDULE B
SUMMARY OF FINANCIAL STATEMENTS
OF HIFN, INC.

FINANCIAL STATEMENTS FOR THE MOST RECENT QUARTER ENDED JUNE 30, 2001

HIFN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	September 30,
	2001	2000

	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$53,067	$59,688
Short-term investments	12,436	5,127
Accounts receivable, net	2,905	5,748
Inventory	2,073	1,355
Deferred income taxes	620	620
Prepaid expenses and other current assets	7,608	1,221

Total current assets	78,709	73,759

Property and equipment, net	4,531	3,268
Deferred income taxes	3,132	3,132
Intangibles and other assets	43,195	51,320

	$129,567	$131,479

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,377	$2,814
Accrued expenses and other current liabilities	4,601	4,447

Total current liabilities	5,978	7,261

Long-term capital lease obligations	1	27

STOCKHOLDERS’ EQUITY:
Common stock	10	10
Additional paid-in capital	117,610	109,251
Retained earnings	5,968	14,930

Total stockholders’ equity	123,588	124,191

Total stockholders’ equity	$129,567	$131,479

HIFN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,

	2001	2000	2001	2000

Net revenues	$6,575	$12,319	$36,512	$30,503
Operating expenses:
Cost of revenues	5,098	2,824	12,026	6,862
Research and development	5,075	3,253	14,218	10,749
Sales and marketing	2,092	2,317	7,470	5,932
General and administrative	1,797	1,103	6,145	2,978
Amortization of intangibles and goodwill	2,768	28	8,337	85

Total operating expenses	16,830	9,525	48,196	26,606

Income (loss) from operations	(10,255)	2,794	(11,684)	3,897
Interest and other income, net	592	1,088	2,180	3,091

Income (loss) before income taxes	(9,663)	3,882	(9,504)	6,988

Provision for (benefit from) income taxes	(2,779)	1,552	(542)	2,795

Net income (loss)	$(6,884)	$2,330	$(8,962)	$4,193

Net income (loss) per share, basic	$0.68)	$0.26	$(0.88)	$0.47

Net income (loss) per share, diluted	$(0.68)	$0.24	$(0.88)	$0.43

Weighted average shares outstanding, basic	10,168	8,931	10,128	8,865

Weighted average shares outstanding, diluted	10,168	9,665	10,128	9,843

HIFN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	June 30,

	2001	2000

Cash flows from operating activities:
Net income (loss)	$(8,962)	$4,193
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,182	795
Amortization of intangibles and goodwill	8,337	85
Amortization of deferred stock compensation	3,356	557
Tax benefit from employee stock plans	3,870	—
Changes in assets and liabilities:
Accounts receivable	2,843	2,740
Inventory	(718)	(234)
Prepaid expenses and other current assets	(6,387)	(38)
Other assets	(160)	(19)
Accounts payable	(1,437)	(997)
Income taxes payable	—	1,217
Accrued expenses and other current liabilities	139	(1,127)

Net cash provided by operating activities	2,063	7,172

Cash flows from investing activities:
Purchase of short-term investments	(7,309)	—
Purchases of property and equipment	(2,445)	(1,196)

Net cash used in investing activities	(9,754)	(1,196)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	1,121	1,320
Payment on capital lease obligations	(51)	—

Net cash provided by financing activities	1,070	1,320

Net increase (decrease) in cash and cash equivalents	(6,621)	7,296
Cash and cash equivalents at beginning of period	59,688	70,086

Cash and cash equivalents at end of period	$53,067	$77,382

FINANCIAL STATEMENTS FOR YEAR ENDED SEPTEMBER 30, 2001

HIFN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	September 30,		Twelve Months Ended
	(unaudited)		September 30,

	2001	2000	2001	2000

Net revenues	$6,492	$14,335	$43,004	$44,838

Operating expenses:
Cost of revenues	1,802	3,142	13,828	10,004
Research and development	4,351	3,828	18,569	14,577
Sales and marketing	1,992	2,240	9,462	8,172
General and administrative	1,560	2,169	7,705	5,147
Amortization of intangibles and goodwill	2,756	1,534	11,093	1,619
Purchased in-process research and development	—	4,085	—	4,085

Total operating expenses	12,461	16,998	60,657	43,604

Income (loss) from operations	(5,969)	(2,663)	(17,653)	1,234

Interest and other income, net	456	1,054	2,636	4,145

Income (loss) before income taxes	(5,513)	(1,609)	(15,017)	5,379
Provision for (benefit from) income taxes	(1,118)	1,586	(1,660)	4,381

Net income (loss)	$(4,395)	$(3,195)	$(13,357)	$998

Net income (loss) per share, basic	$(0.43)	$(0.33)	$(1.32)	$0.11

Net income (loss) per share, diluted	$(0.43)	$(0.33)	$(1.32)	$0.10

Weighted average shares outstanding, basic	10,181	9,539	10,141	9,017

Weighted average shares outstanding, diluted	10,181	9,539	10,141	10,055

HIFN, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,

	2001	2000

ASSETS

Current Assets:
Cash & short-term investments	$64,751	$64,815
Accounts receivables, net	3,814	5,748
Inventories	1,685	1,355
Deferred income taxes	3,424	620
Prepaid expenses and other current assets	3,598	1,221

Total current assets	77,272	73,759

Property and equipment, net	4,111	3,268
Deferred income taxes	3,836	3,132
Intangibles and other assets	41,591	51,320

	$126,810	$131,479

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,404	$2,814
Accrued expenses and other liabilities	4,571	4,447

	6,975	7,261
Long-term liabilities	—	27

Stockholders’ equity:
Common stock	10	10
Paid-in capital	118,252	109,251
Retained earnings	1,573	14,930

	119,835	124,191

	$126,810	$131,479